Exhibit 99.1

Iridium Completes Acquisition of Aireon

MCLEAN, Va., July 6, 2026 – Iridium Communications Inc. (Nasdaq: IRDM), a leading provider of global voice, data, and positioning, navigation, and timing (PNT) satellite services, announced today that it has completed its acquisition of Aireon LLC, operator of the world's only space-based Automatic Dependent Surveillance-Broadcast (ADS-B) air traffic surveillance system.

"Iridium and Aireon are fully aligned in our mission to advance the future of aviation safety. What began as a bold vision more than a decade ago has become a foundational capability for global air traffic management, delivering real-time surveillance and operational intelligence on a truly global scale,” said Iridium CEO, Matt Desch. “Together, we will continue investing in the technologies and innovations that we believe will make aviation safer, more efficient, and more resilient for decades to come."

The completion of the acquisition expands Iridium’s role in the aviation ecosystem by combining Aireon’s space-based air traffic surveillance and aviation intelligence services with Iridium’s global satellite communications network and resilient PNT capabilities. Together, these assets create a comprehensive platform for delivering real-time visibility, trusted connectivity and actionable operational data to aviation stakeholders worldwide. As airspace grows more complex and increasingly dependent on resilient infrastructure, Iridium is positioned to provide the critical services that help improve safety, efficiency and operational decision-making on a global scale.

As part of Iridium, Aireon will continue operating as a wholly owned subsidiary focused on delivering industry-leading air traffic surveillance and aviation data services. Don Thoma will continue to serve as Aireon’s Chief Executive Officer and will report to Iridium’s Chief Executive Officer Matt Desch, ensuring both leadership continuity and close alignment with Iridium’s broader strategy.

For more information about Iridium, visit: www.iridium.com

For more information about Aireon, visit: www.aireon.com

About Iridium Communications Inc.

Iridium Communications Inc. (Nasdaq: IRDM) operates the world’s only truly global mobile satellite network. It serves as a platform for innovation, enabling voice, data, and messaging, positioning, navigation, and timing (PNT), and aircraft surveillance services anywhere on Earth. Through its satellite constellation and integrated capabilities like Aireon, the world’s only space-based air traffic surveillance system, Iridium delivers services that support safety-focused operations across aviation, maritime, government, industrial, and consumer markets. The company is a leader in satellite Internet of Things (IoT) connectivity and is advancing direct-to-device (D2D) communications based on open standards to expand access to satellite services.

Headquartered in McLean, Virginia, Iridium innovates through an ecosystem of more than 500 technology and distribution partners, serving millions of customers worldwide. For more information visit www.iridium.com.

Forward-Looking Statements Disclosure

Statements in this press release that are not purely historical facts may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The Company has based these statements on its current expectations and the information currently available to it. Forward-looking statements in this press release include statements regarding the Company’s strategy to provide the foundational architecture for global aviation safety, bringing space-based surveillance, safety communications, PNT, and operational data together on a single network; continued investment in the technologies and innovations that the Company believes will make aviation safer, more efficient, and more resilient for decades to come; the future operations and management of Aireon; expected impacts of the acquisition of Aireon on the Company, and the timing thereof. Forward-looking statements can be identified by the words “anticipates,” “may,” “can,” “believes,” “expects,” “projects,” “intends,” “likely,” “will,” “to be” and other expressions that are predictions or indicate future events, trends or prospects. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Iridium to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the Company’s ability to realize the anticipated benefits of the Aireon acquisition, including expected synergies, on the expected timeline or at all, the risks that the integration of Aireon’s business may be more difficult, time-consuming, or costly than expected, the Company's ability to maintain the health, capacity and content of its satellite constellation, as well as general industry and economic conditions, and competitive, legal, governmental and technological factors. Other factors that could cause actual results to differ materially from those indicated by the forward-looking statements include those factors listed under the caption “Risk Factors” in the Company's Form 10-K for the year ended December 31, 2025, filed with the Securities and Exchange Commission (the “SEC”) on February 12, 2026, as well as other filings Iridium makes with the SEC from time to time. There is no assurance that Iridium's expectations will be realized. If one or more of these risks or uncertainties materialize, or if Iridium’s underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected. Iridium's forward-looking statements speak only as of the date of this press release, and Iridium undertakes no obligation to update forward-looking statements, except as required by law.

Press Contact:	Investor Contact:
Jordan Hassin	Kenneth Levy
Iridium Communications Inc.	Iridium Communications Inc.
Jordan.Hassin@Iridium.com	Ken.Levy@Iridium.com
+1 (703) 287-7421	+1 (703) 287-7570

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